Period Ended April 30, 2005

John Hancock Investment Trust II

- John Hancock Regional Bank Fund
Series - 2
NAV per share - Class C  $39.63
Dividend per share
From net investment income - Class C- $0.1936

- John Hancock Financial Industries Fund
Series - 8
NAV per share - Class C  $17.02
NAV per share - Class I  $17.99
Dividend per share
From net investment income - Class I - $0.2148

- John Hancock Small Cap Equity Fund
Series - 9
NAV per share - Class C   $16.02
NAV per share - Class I   $17.44
NAV per share - Class R   $16.97